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Franklin Limited Duration Income Trust
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Franklin Limited Duration Income Trust One Franklin Parkway San Mateo, CA 94403-1906

October 4, 2016
Dear Shareholders,
As you know, Franklin Limited Duration Income Trust's Annual Shareholders' Meeting will be held on October 28, 2016. If you have not done so, we encourage you to return your WHITE proxy card in support of your Fund's nominees and our management of your Fund, which has been performing well:
•	Since the beginning of 2016 through August 31, your investment has increased 17.46% at market price and 9.55% at net asset value.[1]
•	Your Fund's NAV discount has been below 10% for most of 2016. As of August 31, 2016 the NAV discount was 7.52%.
We have been encouraged by the response of shareholders to date and your decisive stance against a dissident hedge fund's proposal that would at the very least significantly damage your Fund, if not destroy it outright. We are making strong progress, but we still need more votes before the meeting date.
We thank shareholders who have voted and continue to remind ALL shareholders to exercise your voting rights – Support YOUR Fund and protect YOUR investment.
RETAIL SHAREHOLDERS HAVE A SAY IN THE VOTE OUTCOME
A majority of your Fund's fellow shareholders are just like you. They are retail shareholders who have invested in the Fund for its goal of high income and, secondarily, capital appreciation. As the largest shareholder constituent group, you and your fellow retail shareholders have a strong voice and will play a critical role in the proxy fight with the dissident hedge fund that is trying to usurp control of your Fund.
There are more than 10,000 retail shareholders whose Fund shares are held by their Financial Advisor/Broker. Typically, your Financial Advisor/Broker has the authority to vote your Fund shares. In a contested proxy situation like this one, however, in order for your vote to count, you must personally take action to vote your shares by signing, dating and mailing the Fund's WHITE proxy card. Your Financial Advisor/Broker cannot do this on your behalf, in this case.
PLEASE NOTE, it's possible that you may not have been previously aware that you are a shareholder in Franklin Limited Duration Income Trust. If this is the case, it is because your Financial Advisor/Broker invested in the Fund on your behalf. Again, it is important that you personally vote your Fund shares by returning the Fund's WHITE proxy card.
If you would like more information about the Fund and its proxy fight with the dissident hedge fund, we encourage you to contact your Financial Advisor/Broker. You may also call the Fund's proxy solicitor, D.F. King, toll free at (800) 431-9642, if you have any questions regarding the shareholder meeting or voting.

1 Total return quoted reflects reinvestment of the Fund's dividends and capital gain distributions, if any, and any unrealized gains or losses. They do not reflect any sales charges paid at inception or brokerage commissions paid on secondary market purchases, nor do they reflect any taxes that a shareholder would pay on Fund dividends, capital gains distributions, if any, or any realized gains on the sale of Fund shares. Total returns for less than one year have not been annualized.

Your Fund's Board will continue to serve ALL shareholders. We now need your help to protect ALL shareholders from the dissident hedge fund, whose financial interests are not aligned with the long-term interests of ALL shareholders. Please sign, date and mail the enclosed WHITE proxy card today.
Thank you for your continued loyalty and support.
Sincerely,

/s/ Rupert H. Johnson, Jr.
Rupert H. Johnson, Jr.
Chairman of the Board
• Please do not return Saba's Gold proxy card, even to vote against Saba's nominees, as this will cancel out any WHITE proxy card for the Fund that you previously returned.
• If for any reason you have already voted using Saba's Gold proxy card, you have the right to change your vote by signing, dating and mailing back the Fund's WHITE proxy card.
• Your broker cannot vote your shares on your behalf. In order for your voice to be heard, you must personally take action by signing, dating and mailing the Fund's WHITE proxy card.
• If you have any questions regarding the shareholder meeting or voting, please call the Fund's proxy solicitor, D.F. King, toll free at (800) 431-9642.

Performance data represents past performance, which does not guarantee future results. Please call Franklin Templeton Investments at (800) DIAL BEN or visit franklintempleton.com for the Fund's long-term performance record and most recent month-end performance. The Fund's investment return and principal value will fluctuate, and you may have a gain or loss when you sell your shares.
All investments involve risks, including possible loss of principal.
FTFLTR3